Exhibit 10.2

April 17, 2023

Dear Kevin,

On behalf of Nevro Corp. (the “Company” or “Nevro”), we are very pleased to offer you the position of President and Chief Executive Officer, which will report to the Board of Directors. Your appointment as President and CEO and the associated compensation described below is subject to final approval of the Board of Directors of the Company (the “Board”). Your targeted start date with Nevro will be April 24, 2023. Subject to the approval of the Board and, if necessary, shareholder approval, you will also serve as a member of the Board.

This is an exempt position, and your annual base salary is $750,000, payable in accordance with the Company’s standard payroll schedule for exempt employees and reviewed by the Board annually. You are also eligible for an annual performance-based, discretionary cash bonus which, at target performance under the Company’s annual bonus plan, will be 100% of your annual base salary. Provided you commence your employment with the Company no later than April 30, you will be eligible for a full 2023 bonus payment under the Company’s 2023 bonus plan, which will be determined based upon achievement of defined corporate revenue and aEBITDA goals as determined by the Board and/or Compensation Committee. If you commence your employment with the Company after April 30, your 2023 bonus payment will be prorated based on the number of days you worked at the Company during 2023.

As part of your new role with Nevro, the Company acknowledges that you may commute from the San Diego metropolitan area to the Company’s headquarters in Redwood City, CA for a period of up to 15 months but that you will also be expected to relocate to the San Francisco Bay Area thereafter. In connection therewith, the Company will provide you with a temporary commuting and relocation package, the benefits and payments of which (the “Transition Payments”) are broadly outlined in Exhibit A hereto. The Transition Payments will be paid to you as an advance, and to earn the Transition Payments you must remain continuously employed with Nevro for two years following your employment commencement date. If you terminate your employment with Nevro for any reason or are terminated for Cause (as defined under your employment agreement with the Company) (i) within one year of your employment start date you will be required to immediately repay Nevro the full amount of any Transition Payments or (ii) between one and two years of your employment start date you will be required to immediately repay Nevro fifty percent (50%) of any Transition Payments made to you during your first 12 months of employment and one hundred percent (100%) of any Transition Payments made to you during your second 12 months of employment.

Nevro will also provide a signing and retention bonus of $250,000 (the “Sign-on Payment”), subject to all standard payroll taxes and applicable withholdings, to be paid within 30 days following your employment start date. The Sign-on Payment will be paid to you as an advance, and to earn the Sign-On Payment you must remain continuously employed with Nevro for two years following your employment start date. If you terminate your employment with Nevro for any reason or are terminated for Cause (as defined under your employment agreement with the Company) (i) within one year of your employment start date you will be required to immediately repay Nevro the full amount of the Sign-on Payment or (ii) between one and two years of your employment start date you will be required to immediately repay Nevro fifty percent (50%) of the Sign-on Payment.

In the event that you may be required to transition any personal tax preparation services currently being provided by the Company’s external auditors to another tax firm, the Company will cover any such expenses with the new tax firm for the 2023 fiscal year.

You will be granted a number of restricted stock units (the “RSUs”) equal to (i) $4,750,000 divided by (ii) the 30-day average closing price of the Company’s common stock prior to the date of the grant. Each RSU will represent the right to receive one share of the Company’s common stock upon vesting and settlement. The RSUs will vest as to (a) one-third of the original number of RSUs on the first anniversary of the grant date (the “Anniversary Date”), (b) 1/12th of the original number of RSUs on the three month anniversary of the Anniversary Date (such three month anniversary or any subsequent three month anniversary thereafter referred to as a “Quarterly Anniversary”) and (c) 1/12th of the original number of RSUs on each of the seven subsequent Quarterly Anniversaries, such that all RSUs will have vested on the third anniversary of Vesting Commencement Date. The RSUs will be granted under the Company’s 2014 Equity Incentive Plan (the “Plan”) and will be subject to the terms of the Plan and an RSU agreement to be entered into between you and the Company.

You will also be granted a number of performance stock units (the “PSUs”) equal to (i) $4,750,000 divided by (ii) the 30-day average closing price of the Company’s common stock prior to the date of the grant. The award of the PSUs is subject to the achievement of certain performance criteria (the “Criteria”) to be established by the Board, with one-half of the Criteria associated with aggregate Company revenue over a two-year period and the other half of the Criteria associated with relative total shareholder return over a two-year period measured against an established basket of medical device companies. The PSUs will vest fifty percent (50%) on the second anniversary of your grant date (the “Vesting Commencement Date”) and fifty percent (50%) on the third anniversary of Vesting Commencement Date, in each case subject to (i) your continuous service to the Company through each vesting date and (ii) achievement of the Criteria. The PSUs will, upon vesting and settlement, represent the right to receive a certain number of shares of the Company's common stock as set forth in a performance stock unit agreement (“PSU Agreement”) to be entered into between you and the Company and as determined pursuant to the Criteria. The PSUs will be granted under the Plan and will otherwise be subject to the terms of the Plan and the PSU Agreement.

Your employment will be subject to the terms hereof as well as an Employment Agreement to be entered into with the Company contemporaneously with the commencement of your employment; provided, that, in the event of a conflict between the terms of this Offer Letter and your Employment Agreement, the Employment Agreement will prevail. During the term of your employment, you will be eligible to participate in the Company’s standard benefits, which include group life, group disability, medical, dental and vision. All benefits and employee co-pay amounts are described in Nevro’s Benefits Overview/Employee Handbook, and, along with your base salary and any potential bonus opportunity, are subject to change from time-to-time. You will also be eligible to enter into the Company’s Director and Officer Indemnification Agreement.

As a condition of employment with Nevro, you will be required to sign a Proprietary Information and Inventions Agreement, which includes confidentiality and nondisclosure agreements and assignment to Nevro of your inventions during employment involving products, procedures, or processes with which you will be involved at Nevro. You will also be required to sign an acknowledgement that you have read, understand, and will comply with our Code of Business Conduct and Ethics and its related policies and procedures.

Our offer is contingent on (a) a satisfactory background investigation including drug screening and satisfactory credit check investigation (if applicable), (b) your being able to deliver to Nevro satisfactory evidence of identity and employment eligibility as required by Federal law on your start date and (c) you providing Nevro with evidence satisfactory to Nevro that you have no conflicting obligations to or agreements with any third parties that could (i) have an adverse impact on your ability to properly discharge your responsibilities to Nevro or (ii) give rise to a third-party claim to any intellectual property developed by Nevro or by you on behalf of Nevro during your employment with the Company.

Kevin, the rest of the Board and I are very excited about the prospect of you joining as President and CEO of the Company. Your leadership will be critical in ensuring that we are successful in building the Company to the level of achievement which we know is possible.

I look forward to hearing from you soon.

All the Best,

/s/ D. Keith Grossman

D. Keith Grossman

Chairman, CEO and President

Agreed to and Accepted:

/s/ Kevin Thornal

Date: 4/17/2023

EXHIBIT A

Temporary Commuting and Living Expenses:

In order to help support the cost of travel from CEO’s home in the San Diego metropolitan area to Redwood City, CA and temporary housing for up to 15 months after the CEO's start date, the company will provide a taxable travel stipend of $25,000 per month that will continue to be payable until the earlier of (i) the date CEO has permanently relocated to the Bay Area and (ii) 15 months from the CEO’s start date.

Relocation to Bay Area Assistance:

Home Search Expenses: The company will reimburse the CEO for all reasonable expenses incurred during his family’s home search, including travel expenses, lodging and meals. The maximum amount reimbursed will be (receipts required for all expenses):

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Up to three (3) trips not to exceed twelve (12) days
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Round trip business-class airfare for employee and spouse
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Reasonable meals, lodging and rental car for employee and spouse
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Meals up to $150 per day

Departure Home Sale Assistance:

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Our relocation company, RCI, will provide marketing assistance; realtor pre-approval required
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Direct reimbursement of reasonable and customary selling expenses (excluding realtor commission fees), based upon final settlement statement and receipts

Bay Area Home Purchase Assistance:

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Our relocation company, RCI, will provide home purchase assistance; realtor pre-approval required
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Customary and non-recurring closing costs based upon settlement statement and receipts; no points

Spousal/Partner Career Assistance and/or Acclimation Assistance:

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Career transition assistance for accompanying spouse, if needed
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Community acclimation assistance
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Services up to $5,000

Moving Expenses: The company will cover all reasonable expenses related to the actual move, including packing and transportation of household goods, furniture, and personal belongings.

Miscellaneous Expenses: The company will cover all reasonable expenses related to the relocation, including shipping costs, storage fees, and any other expenses directly related to the relocation.

All amounts reimbursed for relocation only will be grossed up to cover taxes and the CEO will be required to submit all receipts and documentation for all expenses incurred.